                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

      Filed by the registrant /X/

      Filed by a party other than the registrant / /

      Check the appropriate box:

      / / Preliminary proxy statement       / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

      /X/ Definitive proxy statement

      / / Definitive additional materials

      / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                 IDEX CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 IDEX CORPORATION
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

      /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
or Item 22(a)(2) of Schedule 14A.

      / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

      / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

      (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

      (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

      (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

      (5) Total fee paid:

- --------------------------------------------------------------------------------

      / / Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

      / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

- --------------------------------------------------------------------------------

      (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

      (3) Filing party:

- --------------------------------------------------------------------------------

      (4) Date filed:

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

- --------------------------------------------------------------------------------

                                  [IDEX LOGO]

                                IDEX CORPORATION

                           NOTICE AND PROXY STATEMENT

                                      FOR

                        THE ANNUAL SHAREHOLDERS' MEETING

                                   TO BE HELD

                            TUESDAY, APRIL 25, 1995

                             YOUR VOTE IS IMPORTANT

       Please mark, date and sign the enclosed proxy card and promptly return it to the Company in the enclosed envelope.

                                IDEX CORPORATION
                                630 DUNDEE ROAD
                           NORTHBROOK, ILLINOIS 60062
                       ---------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       ---------------------------------

DEAR IDEX SHAREHOLDER:

      You are cordially invited to attend the Annual Meeting of the shareholders of IDEX Corporation which will be held on Tuesday, April 25, 1995, at Bank of America Illinois, Shareholders Room, 21st Floor, 231 South LaSalle Street, Chicago, Illinois 60697. The meeting will begin at 10:00 a.m.

      At the meeting, shareholders will (a) elect three directors for a term of three years, (b) vote on the recommendation of the Board of Directors that Deloitte & Touche LLP be appointed auditors of the Company for 1995, and (c) transact such other business as may properly come before the meeting.

      Enclosed is a Proxy Statement which provides information concerning the Company and the Board of Directors' nominees for election as directors. A copy of the Company's Annual Report which has previously been mailed to shareholders describes the results of our operations during 1994 and provides other information about the Company which will be of interest.

      The Board of Directors fixed the close of business on February 24, 1995, as the record date for the determination of shareholders owning the Company's Common Stock, par value $.01 per share, entitled to notice of and to vote at the Annual Meeting.

      Enclosed is a proxy card which provides you with a convenient means of voting on the matters to be considered at the meeting whether or not you attend the meeting in person. All you need do is mark the proxy card to indicate your vote, sign and date the card, then return it to the Company in the enclosed envelope as soon as conveniently possible. If you desire to vote to elect each of the Company's nominees as directors, for the appointment of Deloitte & Touche LLP as auditors of the Company for 1995, and in the discretion of the proxy holders as to any other business which may properly come before the meeting, you need not mark your votes on the proxy card but need only sign and date it and return it to the Company.

      Management sincerely appreciates your support. We hope to see you at the Annual Meeting.

                                           By order of the Board of Directors,

                                                   WAYNE P. SAYATOVIC
                                            Senior Vice President - Finance,
                                          Chief Financial Officer and Secretary

March 16, 1995
Northbrook, Illinois

                                IDEX CORPORATION
                                630 DUNDEE ROAD
                           NORTHBROOK, ILLINOIS 60062

                      ------------------------------------

             PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 25, 1995
                      ------------------------------------

      The Annual Meeting of the shareholders of IDEX Corporation (the "Company" or "IDEX") will be held on Tuesday, April 25, 1995, at 10:00 a.m. at the Shareholders Room of Bank of America Illinois, 231 South LaSalle Street, Chicago, Illinois 60697. At the Annual Meeting, shareholders will (a) elect three directors for a term of three years, (b) vote on the recommendation of the Board of Directors that Deloitte & Touche LLP be appointed auditors of the Company for 1995, and (c) transact such other business as may properly come before the meeting.

      This Proxy Statement has been prepared in connection with the solicitation by the Company's Board of Directors of proxies for the Annual Meeting and provides information concerning the persons nominated by the Board of Directors for election as directors and the other matters to be voted upon, as well as other information relevant to the Annual Meeting. The Company commenced distribution of this Proxy Statement and the materials which accompany it on March 16, 1995.

      The record of shareholders entitled to notice of and to vote at the Annual Meeting was taken as of the close of business on February 24, 1995 (the "record date"), and each shareholder will be entitled to vote at the meeting any shares of IDEX Common Stock, par value $.01 per share ("Common Stock"), held of record at the record date.

      Each shareholder of record is requested to complete, date and sign the accompanying proxy card and return it promptly to the Company in the enclosed envelope. The proxy card lists each person nominated by the Board of Directors for election as director and provides space to vote on the appointment of outside auditors. Proxies duly executed and received at or prior to the meeting will be voted in accordance with shareholders' instructions. If no instructions are given, proxies will be voted to elect each of the Company's nominees as directors and in favor of the appointment of Deloitte & Touche LLP as auditors of the Company and in the discretion of the proxy holders as to any other business which may properly come before the meeting.

      Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

      On December 12, 1994 the Company's Board of Directors authorized a three-for-two common stock split effected in the form of a 50% stock dividend payable on January 31, 1995 to shareholders of record on

January 17, 1995. All references in this proxy statement to number of shares, per share amounts, and market prices of the Company's common stock have been adjusted to reflect the split.

                             ELECTION OF DIRECTORS

      The Company's Restated Certificate of Incorporation, as amended, provides for a three-class Board, with one class being elected each year for a term of three years. The Board of Directors currently consists of nine members, three of whom are Class I directors whose terms will expire at the 1996 Annual Meeting, three of whom are Class II directors whose terms will expire at the 1997 Annual Meeting and three of whom are Class III directors whose terms will expire at this year's Annual Meeting.

      The Company's Board of Directors has nominated three persons for election as Class III directors to serve for a three-year term expiring in 1998, upon the election and qualification of their successors. The three nominees of the Board of Directors are Paul E. Raether, Clifton S. Robbins and Neil A. Springer, each of whom is currently serving as a director of the Company.

      If for any reason any of the nominees for Class III directorships is unavailable to serve, proxies solicited hereby may be voted for a substitute. The Board, however, expects all of the nominees to be available.

      The nominees and the directors whose terms of office continue after this year's Annual Meeting are listed below with brief statements setting forth their present principal occupations and other information, including directorships in other public companies.

      The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting, and entitled to vote, is required for election of the nominees.

       THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS
           VOTE FOR THE THREE NOMINEES IN CLASS III IDENTIFIED BELOW.

                           NOMINEES FOR DIRECTORSHIPS
CLASS III: NOMINEES FOR 3 YEAR TERM

PAUL E. RAETHER                                              Director since 1988
General Partner                                                           Age 48
Kohlberg Kravis Roberts & Co.

      Mr. Raether was elected director of IDEX on January 22, 1988. Mr. Raether has been a general partner of the investment banking firm of Kohlberg Kravis Roberts & Co. ("KKR") and KKR Associates since prior to 1990. Mr. Raether is a director of Duracell International, Inc., Fred Meyer, Inc., RJR Nabisco Holdings Corp., RJR Nabisco, Inc., The Stop & Shop Companies, Inc., Flagstar Companies, Inc. and Flagstar Corporation.

CLIFTON S. ROBBINS                                           Director since 1987
General Partner                                                           Age 37
Kohlberg Kravis Roberts & Co.

      Mr. Robbins has been a director of IDEX since its organization in September 1987. He has been a general partner of KKR and of KKR Associates since December 1994. From prior to 1990 to December 1994 he was an executive of KKR and a limited partner of KKR Associates. Mr. Robbins is a director of RJR Nabisco Holdings Corp., RJR Nabisco, Inc., The Stop & Shop Companies, Inc., Flagstar Companies, Inc., Flagstar Corporation and Borden, Inc. Mr. Robbins is a member of the Compensation Committee and the Executive Committee of the Board of Directors.

NEIL A. SPRINGER                                             Director since 1990
Managing Director                                                         Age 56
Springer Souder & Associates, L.L.C.

      Mr. Springer was appointed director of IDEX by the Board on February 27, 1990. He has been Managing Director of Springer Souder & Associates, L.L.C. since June 1994. From September 1992 to June 1994 he was Senior Vice President of Slayton International, Inc. and from August 1991 to August 1992 he was President-Central Region of Alexander Proudfoot Company. Previously, he was the President and Chief Operating Officer of Navistar International Corp. from April 1990 through October 1990 and from prior to 1990 to March 1990 he was the Chairman, President and Chief Executive Officer of Navistar International Transportation Corp. (a wholly-owned subsidiary of Navistar International Corp.). Mr. Springer is a director of Century Companies of America, TNT Freightways Corporation, Dorsey Trailer, Inc. and CUNA Mutual Insurance Group. Mr. Springer is the chairman of the Audit Committee and a member of the Compensation Committee of the Board of Directors.

                           OTHER INCUMBENT DIRECTORS
                         -----------------------------

CLASS I: TERM EXPIRES IN 1996

DONALD N. BOYCE                                              Director since 1988
Chairman of the Board, President                                          Age 56
and Chief Executive Officer
IDEX Corporation

      Mr. Boyce was elected Chairman of the Board, President and Chief Executive Officer of IDEX on January 22, 1988, the date of the Company's acquisition of its six original operating subsidiaries from Houdaille Industries, Inc. ("Houdaille"). Previously, he served as Chairman of the Board, President and Chief Executive Officer of Houdaille. In total, Mr. Boyce has 25 years of experience with IDEX and Houdaille. Mr. Boyce is the Chairman of the Executive Committee and a member of the Pension and Retirement Committee.

RICHARD E. HEATH                                             Director since 1989
Senior Partner                                                            Age 64
Hodgson, Russ, Andrews, Woods & Goodyear

      Mr. Heath was appointed director of IDEX by the Board on April 19, 1989, effective June 9, 1989. Mr. Heath has been a senior partner of the law firm Hodgson, Russ, Andrews, Woods & Goodyear since prior to 1990.

HENRY R. KRAVIS                                              Director since 1988
General Partner                                                           Age 51
Kohlberg Kravis Roberts & Co.

      Mr. Kravis was elected director of IDEX on January 22, 1988. Mr. Kravis has been a general partner of KKR since its organization in 1976 and is a general partner of KKR Associates. Mr. Kravis is a director of American Re Corporation, Auto Zone, Inc., Duracell International, Inc., K-III Communications Corp., Owens-Illinois, Inc., Owens-Illinois Group, Inc., RJR Nabisco Holdings Corp., RJR Nabisco, Inc., Safeway, Inc., The Stop & Shop Companies, Inc., Flagstar Companies, Inc., Flagstar Corporation, Union Texas Petroleum Holdings, Inc., World Color Press, Inc. and Borden, Inc. Mr. Kravis is a member of the Compensation Committee of the Board of Directors.

CLASS II: TERM EXPIRES IN 1997

WILLIAM H. LUERS                                             Director since 1989
President                                                                 Age 65
Metropolitan Museum Of Art

      Mr. Luers was appointed a director of IDEX by the Board on May 24, 1989, effective June 2, 1989. Mr. Luers has been President of The Metropolitan Museum of Art in New York, New York since prior to 1990. Formerly, he served as Ambassador to Czechoslovakia and Venezuela. Mr. Luers has written extensively for newspapers and magazines on the Soviet Union and Eastern Europe, on East/West relations and on Latin America. He serves on the boards of Transco Energy Co., Discount Corporation of New York, The Scudder New Europe Fund, Inc. and The Scudder Global/International Funds, Inc. Mr. Luers is a member of the Audit Committee of the Board of Directors.

GEORGE R. ROBERTS                                            Director since 1988
General Partner                                                           Age 51
Kohlberg Kravis Roberts & Co.

      Mr. Roberts was elected director of IDEX on January 22, 1988. He has been a general partner of KKR since its organization in 1976 and is a general partner of KKR Associates. Mr. Roberts is a director of American Re Corporation, Auto Zone, Inc., Duracell International, Inc., K-III Communications Corp., Owens-Illinois, Inc., Owens-Illinois Group, Inc., Red Lion Properties, Inc., RJR Nabisco Holdings Corp., RJR Nabisco, Inc., Safeway, Inc., The Stop & Shop Companies, Inc., Flagstar Companies, Inc., Flagstar Corporation and Union Texas Petroleum Holdings, Inc., World Color Press, Inc. and Borden, Inc. Mr. Roberts and Mr. Kravis are first cousins.

MICHAEL T. TOKARZ                                            Director since 1987
General Partner                                                           Age 45
Kohlberg Kravis Roberts & Co.

      Mr. Tokarz has been a director of IDEX since its organization in September 1987. He has been a general partner of KKR and of KKR Associates since January 1993. From prior to 1990 to January 1993 he was an executive of KKR and a limited partner of KKR Associates. Mr. Tokarz is a director of K-III Communications Corp., RJR Nabisco Holdings Corp., RJR Nabisco, Inc., Safeway, Inc., Flagstar Companies, Inc. and Flagstar Corporation. Mr. Tokarz is the Chairman of the Compensation Committee and a member of the Executive Committee of the Board of Directors.

FUNCTIONS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

      The Board of Directors has the ultimate authority for the management of the Company's business. The Board selects the Company's executive officers, delegates responsibilities for the conduct of the Company's operations to those officers, and monitors their performance. The Board of Directors held eight meetings during 1994.

      Important functions of the Board of Directors are performed by committees comprised of members of the Board. Subject to applicable provisions of the Company's By-Laws, the Board as a whole appoints the members of each committee each year at its first meeting following the annual shareholders' meeting. The Board may, at any time, change the authority or responsibility delegated to any committee. There are four regularly constituted committees of the Board of
Directors: the Executive Committee, the Audit Committee, the Compensation Committee and the Pension and Retirement Committee. The Company does not have a nominating committee or any regularly constituted committee performing the functions of such a committee.

      The Executive Committee is empowered to exercise the authority of the Board of Directors in the management of the Company between meetings of the Board of Directors, except that the Executive Committee may not fill vacancies on the Board, amend the Company's By-Laws or exercise certain other powers reserved to the Board or delegated to other Board committees. During 1994, the Executive Committee held seven meetings.

      The Audit Committee recommends to the Board of Directors the firm of independent public accountants to audit the Company's financial statements for each fiscal year; reviews with the independent auditors the general scope of this service; reviews the nature and extent of the non-audit services to be performed by the independent auditors; and consults with management on the activities of the Company's independent auditors and the Company's system of internal accounting controls. During 1994, the Audit Committee held two meetings.

      The Compensation Committee makes recommendations to the Board of Directors with respect to the compensation to be paid and benefits to be provided to directors, officers and employees of the Company. During 1994, the Compensation Committee held seven meetings.

      The Pension and Retirement Committee makes recommendations to the Board of Directors with respect to the adoption or amendment of the Company's pension and retirement plans and reports to the Board with respect to the operation of such plans. During 1994, the Pension and Retirement Committee held three meetings.

      During 1994, each member of the Board of Directors attended more than 75% of the aggregate number of meetings of the Board of Directors and of committees of the Board of which he was a member, except for Messrs. Kravis, Raether and Roberts.

CERTAIN INTERESTS

      LEGAL FEES. Mr. Heath is a senior partner of the law firm of Hodgson, Russ, Andrews, Woods & Goodyear. Such firm is counsel to the Company on certain matters.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

      In August 1994 Frank J. Hansen was appointed to the position of Senior Vice President-Operations and Chief Operating Officer and Wayne P. Sayatovic was appointed to Senior Vice President-Finance, Chief Financial Officer and Secretary. Previously, Mr. Hansen was Vice President-Group Executive and President, Viking Pump and Mr. Sayatovic was Vice President-Finance. Also at that time the Company appointed Mark W. Baker to the position of Vice President-Group Executive. Mr. Baker has responsibility for the Corken, Lubriquip and Warren Rupp business units and continues to serve as President of Lubriquip.

      Non-management directors of the Company receive an annual fee for their services of $30,000. The total compensation paid to the Company's five highest paid executive officers for services rendered to the Company in 1994, 1993 and 1992 is summarized as follows:

SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM COMPENSATION
                                             ANNUAL COMPENSATION(1)       -------------------------------------
                                         ------------------------------                  SHARES
                                                                OTHER     RESTRICTED   UNDERLYING    LONG-TERM
                                                                ANNUAL      STOCK       OPTIONS      INCENTIVE       ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR    SALARY     BONUS     COMP.(2)     AWARDS     GRANTED(3)     PAYOUTS     COMPENSATION(4)
- --------------------------------  ----   --------   --------   --------   ----------   ----------   -----------   ---------------
Donald N. Boyce.................  1994   $375,000   $450,000      $0          $0          42,900        $ 0           $ 3,372
 Chairman of the Board,           1993    360,000    364,300       0           0          55,800          0             2,698
  President
 and Chief Executive Officer      1992    345,000    303,600       0           0         140,501          0             2,618
Frank J. Hansen(5)..............  1994    168,700    156,300       0           0          22,050          0             3,372
 Senior Vice                      1993    150,000    117,600       0           0          21,000          0             2,698
  President-Operations
 and Chief Operating Officer
Wayne P. Sayatovic..............  1994    166,000    154,400       0           0          18,000          0             3,372
 Senior Vice President-Finance,   1993    159,000    124,700       0           0          22,500          0             2,698
 Chief Financial Officer          1992    150,000    102,300       0           0          47,597          0             2,618
 and Secretary
Wade H. Roberts, Jr.(5).........  1994    155,200    123,400       0           0          15,300          0             3,372
 Vice President-Group Executive   1993    140,000    105,300       0           0          18,000          0             2,698
 and President, Hale
Jerry N. Derck(6)...............  1994    142,000    121,400       0           0          11,700          0             3,372
 Vice President-Human Resources   1993    135,000     97,400       0           0          14,400          0             1,823
                                  1992     19,286     30,000       0           0          15,000          0                 0

- ---------------
(1) Includes amounts earned in fiscal year, whether or not deferred.

(2) The value of perquisites provided to these individuals did not exceed the lesser of $50,000 or 10% of base salary plus bonus.

(3) The options granted have been adjusted to reflect the three-for-two stock split effected in January 1995. Options granted in 1992 were issued in exchange for equity appreciation rights which had been granted upon formation of the Company in January, 1988. The option exercise price was set at the same floor price as the equity appreciation rights, and the individuals received no incremental benefit from this exchange. Hence, the options granted in 1992 did not represent compensation to such officers.

(4) Company matching contributions to Savings Plan individual accounts.

(5) Messrs. Hansen and Roberts were appointed executive officers of the Company in January 1993.

(6) Mr. Derck joined the Company in November 1992.

OPTION GRANTS IN 1994

      The following tables set forth certain information with respect to options granted to the Company's five highest paid executive officers in 1994.

                                                                                                          POTENTIAL REALIZABLE
                                                              INDIVIDUAL GRANTS                         VALUE AT ASSUMED ANNUAL
                                          ---------------------------------------------------------
                                          NUMBER OF                                                       RATES OF STOCK PRICE
                                           SHARES         % OF TOTAL                                    APPRECIATION FOR OPTION
                                          UNDERLYING    OPTIONS GRANTED                                           TERM
                                           OPTIONS       TO EMPLOYEES       EXERCISE     EXPIRATION     ------------------------
                  NAME                     GRANTED      IN FISCAL YEAR       PRICE          DATE           5%            10%
- ----------------------------------------  ---------     ---------------     --------     ----------     ---------    -----------
Donald N. Boyce.........................    27,900            9.9%           $24.42        4/27/04      $ 429,723    $ 1,091,431
                                            15,000            5.3%            26.42        8/23/04        249,975        634,955
Frank J. Hansen.........................    12,900            4.6%            24.42        4/27/04        198,689        504,640
                                             9,150            3.2%            26.42        8/23/04        152,485        387,322
Wayne P. Sayatovic......................    11,250            4.0%            24.42        4/27/04        173,276        440,093
                                             6,750            2.4%            26.42        8/23/04        112,489        285,730
Wade H. Roberts, Jr. ...................     9,000            3.2%            24.42        4/27/04        138,620        352,074
                                             6,300            2.2%            26.42        8/23/04        104,989        266,681
Jerry N. Derck..........................     7,200            2.5%            24.42        4/27/04        110,896        281,660
                                             4,500            1.6%            26.42        8/23/04         74,992        190,486

OPTION EXERCISES AND YEAR-END VALUES

                                                                        NUMBER OF SHARES                VALUE OF UNEXERCISED,
                                                                     UNDERLYING UNEXERCISED                 IN-THE-MONEY
                                      NUMBER OF                         OPTIONS AT FISCAL                 OPTIONS AT FISCAL
                                       SHARES                               YEAR END                         YEAR END(1)
                                     ACQUIRED ON      VALUE       -----------------------------     -----------------------------
               NAME                   EXERCISE       REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- -----------------------------------  -----------     --------     -----------     -------------     -----------     -------------
Donald N. Boyce....................       0             $0          151,661           87,540        $4,051,267        $ 558,675
Frank J. Hansen....................       0              0           10,103           38,850           170,103          225,388
Wayne P. Sayatovic.................       0              0           52,097           36,000         1,379,317          226,500
Wade H. Roberts, Jr. ..............       0              0            3,600           44,700            34,500          488,475
Jerry N. Derck.....................       0              0            2,880           38,220            27,600          377,075

- ---------------
(1) Calculated using closing stock price on December 31, 1994 of $28.13.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The four-member Compensation Committee is comprised entirely of non-employee directors: Henry R. Kravis, Clifton S. Robbins, Neil A. Springer and Michael T. Tokarz. Messrs. Kravis, Robbins and Tokarz are general partners of KKR, which provides management, consulting and financial services to IDEX and its subsidiaries. The fees paid to KKR for such services rendered in 1994 totaled $300,000. Such services include, but are not necessarily limited to, advice and assistance concerning any and all aspects of the operation, planning and financing of IDEX and its subsidiaries, as needed from time to time.

COMPENSATION COMMITTEE REPORT

      The Compensation Committee ("the Committee") of the Board of Directors of IDEX Corporation reviews and approves base salary, annual management incentive compensation, and long-term incentive awards for all corporate officers and business unit presidents, with the objective of attracting and retaining individuals of the necessary quality and stature to operate the business.

      The Committee considers individual contributions, performance against strategic goals and directions, and industry-wide pay practices in determining the levels of base compensation for key executives. In addition, key executives participate in the annual Management Incentive Compensation Plan, described below, and they receive awards under the Company's long-term incentive plan which takes the form of a stock option plan tied directly to the market value of the Company's stock (the "Officer Option Plan").

      The Management Incentive Compensation Plan, in which key executives participate, provides for payment of annual bonuses based upon performance of the business units of the Company. Individual target bonus percentages are based on base salaries and levels of responsibility. Actual awards are set as a percentage of target based upon meeting certain quantitative performance criteria set each year in connection with the annual business planning process and rankings assigned to certain qualitative criteria measuring performance against long-term objectives. The quantitative and qualitative components of the plan each receive a 50% weighting in determining the total bonus. Actual payouts under the plan since IDEX was formed in 1988 have ranged from 60% of target to 160% of target. The Committee believes that this plan is properly leveraged relative to performance of the Company and its business units, and that the Company's performance has been excellent relative to its peer group. This performance differential is seen in the Company's operating profit margins, cash flow generation capabilities, disciplined acquisition program, and stock market performance, among other factors.

      The Committee believes that both the annual bonus plan and the long-term incentive plan align the interests of management with the shareholders and focus the attention of management on the long-term success of the Company. A significant portion of the executives' compensation is at risk, based on the financial performance of the Company and the value of the Company's stock in the marketplace.

      Compensation of the Company's Chief Executive Officer, Donald N. Boyce, is set annually by the Compensation Committee based on Company performance, his performance, and prevailing market conditions, and is then approved by the Board of Directors. Mr. Boyce has a large personal stake in the Company through the ownership by himself, his wife, certain family trusts, and a family foundation of 342,441 shares of Common Stock of the Company. He also has options to acquire an additional 239,201 shares of Common Stock. With this sizeable ownership position, a very large percentage of Mr. Boyce's personal net worth is tied directly to IDEX's performance.

      Annual bonuses paid to Mr. Boyce are based on IDEX's performance and are made under the same Management Incentive Compensation Plan used for all other Company executives. Mr. Boyce's target level of bonus has been set at 80% of his base pay, and his actual bonus as a percent of target is generally set at the average percentage of target paid to the other plan participants at the various business units. For the year 1994, Mr. Boyce and the other senior executives at the corporate level received bonuses ranging from 132% to 156% of the target amount, which in Mr. Boyce's case was 120% of his base pay. His actual bonuses are comparable to those earned by his peers for comparable performance.

      Section 162(m) of the Internal Revenue Code limits to $1 million in a taxable year the deduction publicly held companies may claim for compensation paid to executive officers, unless certain requirements are met. The Committee has reviewed this provision and has concluded that the Company is not impacted by Section 162(m) because compensation paid to any executive officer does not exceed $1 million. Accordingly, no changes to any of the compensation plans are contemplated at this time.

                                                     Michael T. Tokarz, Chairman
                                                     Henry R. Kravis
                                                     Clifton S. Robbins
                                                     Neil A. Springer

COMMON STOCK PERFORMANCE

      The following table compares total shareholder returns over the last five fiscal years to the Standard & Poor 500 Index and the Standard & Poor Manufacturing-Diversified Industrials Index assuming the value of investment in IDEX Common Stock and each index was $100 on December 31, 1989. Total return values for the S&P 500 and S&P Manufacturing-Diversified Industrials were calculated on cumulative total return values assuming reinvestment of dividends. The five year total return for IDEX Common Stock exceeded the S&P 500 and the S&P Manufacturing-Diversified Industrials by 65% and 51%, respectively. The stockholder return shown on the graph below is not necessarily indicative of future performance.

                           TOTAL SHAREHOLDER RETURNS

      MEASUREMENT PERIOD          S&P 500 IN-     MANU-DIVER-
    (FISCAL YEAR COVERED)             DEX        SIFIED INDLS      IDEX CORP
12/89                                   100.00          100.00          100.00
12/90                                    96.90           99.13           62.96
12/91                                   126.42          121.51           99.26
12/92                                   136.05          131.71          140.74
12/93                                   149.76          159.89          211.85
12/94                                   151.74          165.51          250.37

EXECUTIVE EMPLOYMENT AGREEMENTS

      The Company has entered into employment agreements with Messrs. Boyce, Hansen, Sayatovic and Derck.

      Mr. Boyce is currently serving as Chairman of the Board, President and Chief Executive Officer of IDEX under an employment agreement, as amended, with IDEX which became effective upon the termination of his employment with Houdaille on August 31, 1988. Such agreement provided for an initial term which ended January 22, 1993 plus successive twelve-month periods thereafter. His annual base salary in 1995 is $400,000 subject to annual review and adjustment. If Mr. Boyce becomes disabled or dies during the period of his full time employment, he, his wife, if she survives him, or if she does not survive him, his estate, will receive his base salary as then in effect for a period of eighteen months commencing on the first day of the month immediately following the date of his disability or death, a full year's bonus at no less than his target amount and accrued vacation pay. In addition, if Mr. Boyce becomes disabled and ceases to be employed by IDEX he shall be entitled to receive an eighteen month continuance of fringe benefits. If Mr. Boyce's employment is terminated or he resigns, he will receive continuing salary payments and fringe benefits for a period of twenty-four months. Such payments, which are in addition to any other death benefits, will continue to be paid to Mr. Boyce's wife, if she survives, or his estate, if he dies before the payments are complete. In addition, at such time as Mr. Boyce ceases to be employed by IDEX, he will receive a lump sum payment of $20,000 for each twelve month period or portion thereof that he has been employed by IDEX up to a maximum of $240,000.

      The employment agreements with Messrs. Hansen, Sayatovic and Derck each provide for an initial three year term (during which the Company could terminate the agreement) plus successive twelve-month periods thereafter. The annual base salary, subject to annual review and adjustment, in 1995 is $191,000, $180,000 and $149,000 for Messrs. Hansen, Sayatovic and Derck, respectively. In the event of termination by the Company, the executive will be entitled to continuing salary payments and fringe benefits for twenty-four months. Such payments will continue to the executive's wife, if she survives, or his estate, if he dies before the payments are complete. In addition, the agreement provides that in the event the executive dies during his full-time employment, his wife, if she survives him, or if she does not, his estate, will be entitled to a death benefit equal to his base salary for a continuing period of nine months.

      When Mr. Boyce ceases to be employed by IDEX he will be entitled to receive a supplemental retirement benefit for three years (subject to an annual cost of living adjustment) equal to 40% of his maximum annual base salary in effect at any time during the term of his employment agreement, such payments to commence after all other salary continuation payments have been paid and to be reduced by the amount of the lump sum benefit described above. He will also be entitled to receive a supplement retirement benefit equal to 20% of his maximum annual base salary for the remainder of his life (subject to an annual cost of living adjustment) commencing upon completion of payment of the 40% benefit. The supplemental retirement benefit referred to in the two preceding sentences may, under certain circumstance on Mr. Boyce's death, be paid to his spouse in the form of an actuarially equivalent joint and 50% surviving spouse annuity. If payments under either or both of the supplemental retirement provisions commence prior to Mr. Boyce attaining age 59, the payments are to be actuarially adjusted such that the present value of such payments at that time is equivalent to the present value of such payments as if such payments commenced at age 59.

      The agreement between Mr. Boyce and IDEX provides for reimbursement of all medical, hospitalization, dental and similar benefits and expenses for himself and his wife and dependents continuing for the longer of his life or his wife's life. The employment agreements with Messrs. Hansen, Sayatovic and Derck provide for reimbursement of all medical, hospitalization, dental and similar benefits and expenses for him, his wife and dependents during the term of his employment with IDEX and for the longer of his life or his wife's life, if he remains employed by IDEX until his 59th birthday, if he becomes disabled while employed by IDEX, or he is terminated at any time following an acquisition of IDEX, as defined in the employment agreement. The executive's reimbursements for medical expenses will be reduced, until he attains age 55, to the extent reimbursement is available from other programs sponsored by subsequent employers, if any, should the executive be terminated prior to age 55 following an acquisition of IDEX.

      Bonuses provided for in the employment agreements will be calculated by the Board of Directors. However, Mr. Boyce's target bonus must equal at least 80% of his base salary as of the end of the fiscal period for which the bonus is calculated. Messrs. Hansen, Sayatovic and Derck each will receive a bonus of not less than his target amount for the entire year in the event his employment is terminated by the Company or by death or disability. Mr. Boyce will receive a bonus of not less than his target amount for the entire year during which his employment with IDEX ceases.

      Each employment agreement also provides for payment of the 20% golden parachute excise tax, increased for taxes due on the payment, in the event that the Internal Revenue Service determines any such taxes to be payable due to a change in control. Also, pursuant to the agreements, each executive will be entitled to receive a guarantee of his pension benefits under the IDEX Corporation Retirement Plan described below under "Pension and Retirement Plans," without regard to the limitations on the maximum benefits that may be paid under that plan under certain provisions of the Internal Revenue Code of 1986, as amended.

PENSION AND RETIREMENT PLANS

      Most salaried employees of IDEX, including the executive officers and certain hourly employees, are covered under the IDEX Corporation Retirement Plan (the "IDEX Plan"). IDEX and the other sponsoring subsidiaries are required to make an annual contribution to the IDEX Plan in such amounts as are actuarially required to fund the benefits of the participants. The IDEX Plan is an ongoing "career average" plan that provides a level of benefit times a participant's compensation for a year, historically with periodic updates to average compensation over a fixed five-year period. Under the IDEX Plan, participants are entitled to receive an annual benefit on retirement equal to the sum of the benefit earned through 1992 using the five year average compensation of the participant through 1992 plus the benefit earned under the current formula for each year of employment after 1992. For each year of participation prior to 1993, a participant earns a benefit equal to 1.25% of the first $16,800 of such average compensation through 1992 and 1.65% of such compensation in excess of $16,800. Beginning with January 1, 1993, the benefit earned equals the sum of 1.6% of the first $16,800 of each year's total compensation plus 2.0% for such compensation in excess of $16,800 for each full year of service credited after 1992 under the IDEX Plan. As required by law, compensation counted for purposes of determining this benefit is limited to $235,840 through 1993, and $150,000 per year beginning in 1994. For all participants in the IDEX Plan, the normal form of retirement benefit is payable in the form of a life annuity with five years of payments guaranteed. Other optional forms of benefits are available.

      As of December 31, 1994, the total accrued monthly benefit under the IDEX Plan for Messrs. Boyce, Hansen, Sayatovic, Roberts and Derck was $2,194, $3,887, $2,666, $1,138 and $545, respectively. Assuming projected earnings in 1995 of $850,000, $347,300, $334,400, $291,400 and $270,400 for Messrs. Boyce, Hansen,
Sayatovic, Roberts and Derck, respectively, and that such earnings remain level until each person reaches age 65, the projected monthly benefit for Messrs. Boyce, Hansen, Sayatovic, Roberts and Derck under this Plan would be $4,251, $6,747, $6,618, $5,232 and $4,721, respectively, upon retirement at age 65.

      Pursuant to the Company's Supplemental Executive Retirement Plan (the "SERP"), employees of the Company are entitled to retirement benefits to compensate for any reduction in benefits under the IDEX Plan arising from the maximum benefit limitations under Sections 401 and 415 of the Internal Revenue Code of 1986, as amended. Based on the above assumptions, the projected monthly benefit at age 65 for Messrs. Boyce, Hansen, Sayatovic, Roberts and Derck under the Company's SERP would be $19,829, $4,075, $5,245, $4,132 and $3,577, respectively.

IDEX CORPORATION STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

      Under the IDEX Corporation Stock Option Plan for Outside Directors (the "Plan") non-qualified stock options ("Options") are granted to directors of the Company who are not (i) full-time employees of the

Company or its subsidiaries or (ii) partners or full-time employees of either KKR or KKR Associates (any such director being an "Outside Director") to purchase, in the aggregate, up to 225,000 shares of Common Stock. If any Option expires or is canceled without having been fully exercised, the shares covered thereby may be subject to the grant of new Options.

      In the year ended December 31, 1994, each of Messrs. Heath, Luers and Springer received an Option to purchase 3,000 shares of Common Stock. In addition, on January 1, 1995, Messrs. Heath, Luers and Springer each received an Option to purchase 3,000 shares of Common Stock and, on each January 1 hereafter, for so long as they continue to serve as directors of the Company and the Plan remains effective, will receive additional options for 3,000 shares of Common Stock. For so long as the Plan remains effective, any person who becomes an Outside Director will receive an Option to purchase 4,500 shares of Common Stock upon his or her appointment as director and will receive an additional Option for 3,000 shares of Common Stock on each January 1 thereafter. The per share purchase price is specified in each Option and is equal to the fair market value of a share of Common Stock on the date the Option is granted, as determined under the Plan. The per share purchase price under the Options granted to Messrs. Heath, Luers and Springer on January 1, 1994 and January 1, 1995 was $23.23 and $27.23, respectively. The per share closing market price of the Common Stock on January 1, 1994 and on January 1, 1995 was $23.83 and $28.17, respectively. The Option price is based on the average closing price per share of Common Stock on the New York Stock Exchange during the 30 day period immediately preceding the date the Option is granted. Upon exercise of any Option, the purchase price of Common Stock must be paid in full in cash or shares of Common Stock as provided in the Plan.

      No Option may be granted during any period of suspension of the Plan, and in no event may any Option be granted under the Plan after February 26, 2000.

                             PRINCIPAL SHAREHOLDERS

      The following table furnishes information, as of January 31, 1995, with respect to the shares of Common Stock beneficially owned by (i) all directors,
(ii) the officers named in the Summary Compensation Table, (iii) all directors and officers of IDEX as a group, and (iv) any person owning beneficially more than five percent of the outstanding shares of Common Stock of the Company. Except as indicated by the notes to the following table the holders listed below have sole voting power and investment power over the shares beneficially held by them. An * indicates ownership of less than 1 percent of the outstanding Common Stock.

                                          NUMBER OF
                                            SHARES
        NAME AND ADDRESS OF              BENEFICIALLY
         BENEFICIAL OWNER                   OWNED           PERCENT OF CLASS
- -----------------------------------    ----------------     ----------------
KKR Associates(1)                          5,835,729              29.9
9 West 57th Street
New York, NY 10018
  Henry R. Kravis
  Paul E. Raether
  George R. Roberts
  Clifton S. Robbins
  Michael T. Tokarz
Mario J. Gabelli(2)                        2,740,298              14.1
GAMCO Investors, Inc.
Gabelli Funds, Inc.
One Corporate Center
Rye, New York 10580
Donald N. Boyce(3)                           494,102               2.5
630 Dundee Road
Northbrook, IL 60062
Richard E. Heath(4)(5)                        18,300                 *
One M&T Plaza--Suite 1800
Buffalo, NY 14203
William H. Luers(5)                           13,800                 *
Fifth Avenue at 82nd Street
New York, NY 10028
Clifton S. Robbins(1)                         22,500                 *
9 West 57th Street
New York, NY 10018
Neil A. Springer(5)                           13,500                 *
10 South Wacker
Chicago, IL 60606
Michael T. Tokarz(1)                          30,000                 *
9 West 57th Street
New York, NY 10018

                                          NUMBER OF
                                            SHARES
        NAME AND ADDRESS OF              BENEFICIALLY
         BENEFICIAL OWNER                   OWNED           PERCENT OF CLASS
- -----------------------------------    ----------------     ----------------
Jerry N. Derck(6)                              4,605                 *
630 Dundee Road
Northbrook, IL 60062
Frank J. Hansen(6)                            19,887                 *
630 Dundee Road
Northbrook, IL 60062
Wade H. Roberts, Jr.(6)                        4,007                 *
630 Dundee Road
Northbrook, IL 60062
Wayne P. Sayatovic(7)                        230,672               1.2
630 Dundee Road
Northbrook, IL 60062
All directors and officers as a              976,179               5.0
group (14 persons excluding shares
owned by KKR Associates)(1)(8)

- ---------------
(1) Shares of Common Stock shown as owned by KKR Associates are owned of record by two partnerships, of which KKR Associates is the sole general partner and as to which it possesses sole voting and investment power. KKR Associates is a limited partnership of which Messrs. Kravis, Roberts, Raether, Robbins and Tokarz (each of whom is a director of the Company) and Messrs. Edward Gilhuly, Perry Golkin, Robert I. MacDonnell, Michael W. Michelson, Saul A. Fox, Scott Stuart and James H. Greene, Jr. are general partners. Such persons may be deemed to share beneficial ownership of the shares shown as beneficially owned by KKR Associates. All of the foregoing persons disclaim beneficial ownership of any shares of the Company, listed above as beneficially owned by KKR Associates.

(2) IDEX has received a Schedule 13D and amendments thereto filed by Mario J. Gabelli, GAMCO Investors, Inc. ("GAMCO") and Gabelli Funds, Inc. ("Gabelli Funds"), with respect to Common Stock owned by GAMCO, Gabelli Funds and certain other entities which Mr. Gabelli directly or indirectly controls and for which he acts as chief investment officer. IDEX has not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13D.

(3) Includes: 237,000 shares owned by Mr. Boyce's wife as to which Mr. Boyce has sole investment power and as to which Mr. Boyce has sole voting power over 234,000 of such shares; 30,000 shares held in separate trusts as to which Mrs. Boyce is the trustee for the benefit of Mr. and Mrs. Boyce's children; 36,000 shares held by The Boyce Family Foundation; and 151,661 shares which are eligible for exercise under the Officer Option Plan.

(4) Includes: 3,900 shares which are owned by various family trusts as to which Mr. Heath is a co-trustee of each trust; and 600 shares which are owned by Mr. Heath's wife.

(5) Includes for each Messrs. Heath, Luers and Springer 13,500 shares under option which are eligible for exercise under the IDEX Corporation Stock Option Plan for Outside Directors.

(6) Of such shares, 2,880, 10,103 and 3,600 are shares under option which are eligible for exercise under the Company's Stock Option Plan for Non-Officer Key Employees and the Officer Option Plan, for Messrs. Derck, Hansen and Roberts, respectively.

(7) Includes: 31,500 shares which are owned directly by Mr. Sayatovic's wife; 4,500 shares which are owned by Mrs. Sayatovic as custodian for their children; and 52,097 shares which are eligible for exercise under the Officer Option Plan.

(8) Includes: 40,500 shares under option which are eligible for exercise under the IDEX Corporation Stock Option Plan for Outside Directors; 247,437 shares under option which are eligible for exercise under the Officer Option Plan; and 138,134 shares under option which are eligible for exercise under the Stock Option Plan for Non-Officer Key Employees.

                            RATIFICATION OF AUDITORS

      The Board of Directors, upon the recommendation of the Audit Committee, has recommended the selection of Deloitte & Touche LLP as the Company's independent auditors for 1995.

      Representatives of Deloitte & Touche LLP will attend the Annual Meeting of shareholders and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 1995.

                              GENERAL INFORMATION

OUTSTANDING STOCK

      An aggregate of 19,080,621 shares of the Company's Common Stock was outstanding at the close of business on February 24, 1995. Each share entitles its holder of record to one vote on each matter upon which votes are taken at the Annual Meeting. No other securities are entitled to be voted at the Annual Meeting.

REVOCABILITY OF PROXIES

      Any proxy solicited hereby may be revoked by the person or persons giving it at any time before it has been exercised at the Annual Meeting by giving notice of revocation to the Company in writing or in open meeting.

SOLICITATION COSTS

      The Company will pay the cost of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Company's Board of Directors. Certain of the Company's officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors' recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone and facsimile transmission. Arrangements have also been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith. In addition, the Company has retained Morrow & Co. to assist in proxy solicitation and collection, for an anticipated fee of $5,000 plus out-of-pocket expenses.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 1996 ANNUAL MEETING

      A shareholder desiring to submit a proposal for inclusion in the Company's Proxy Statement for the 1996 Annual Meeting must deliver the proposal so that it is received by the Company no later than November 14, 1995. The Company requests that all such proposals be addressed to Wayne P. Sayatovic, Senior Vice President-Finance, Chief Financial Officer and Secretary, IDEX Corporation, 630 Dundee Road, Northbrook, Illinois 60062, and mailed by certified mail, return receipt requested. In addition, the Company's By-Laws require that notice of shareholder nominations for directors and related information be received by the Secretary of the Company not later than 60 days before the anniversary of the 1995 Annual Meeting, which, for the 1996 Annual Meeting, will be February 25, 1996.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

      Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

      Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that during the year ended December 31, 1994 all filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with.

REPORTS TO SHAREHOLDERS

      The Company has mailed this Proxy Statement and a copy of its 1994 Annual Report to each shareholder entitled to vote at the Annual Meeting. Included in the 1994 Annual Report are the Company's financial statements for the year ended December 31, 1994.

      A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994, INCLUDING THE FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED BY SHAREHOLDERS WITHOUT CHARGE BY SENDING A WRITTEN REQUEST THEREFOR TO WAYNE P. SAYATOVIC, SENIOR VICE PRESIDENT-FINANCE, CHIEF FINANCIAL OFFICER AND SECRETARY, IDEX CORPORATION, 630 DUNDEE ROAD, NORTHBROOK, ILLINOIS 60062.

Northbrook, Illinois
March 16, 1995

PROXY                                                                    PROXY


                               IDEX CORPORATION
                               630 DUNDEE ROAD
                          NORTHBROOK, ILLINOIS 60062

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING TO BE HELD ON APRIL 25, 1995

The undersigned hereby appoints Donald N. Boyce, Clifton S. Robbins, Wayne P. Sayatovic and Michael T. Tokarz and each of them, as Proxies with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated below, all the shares of common stock of IDEX Corporation held of record by the undersigned on February 24, 1995, at the Annual Meeting of shareholders to be held on April 25, 1995, or at any adjournment thereof.

          PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.

                (Continued and to be signed on reverse side.)


                               IDEX CORPORATION
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /
1.  ELECTION OF DIRECTORS --       FOR  WITHHOLD   FOR ALL (Except Nominee(s) written below)
    Class III: Paul E. Raether,    / /   / /        / /         --------------------------------------------------
    Clifton S. Robbins and                                  3.  In their discretion, the Proxies are authorized to
    Neil A. Springer.                                           vote upon such other business as may properly come
                                                                before the meeting.

2.  PROPOSAL TO APPROVE THE        FOR  AGAINST  ABSTAIN    This proxy when properly executed will be voted in the
    SELECTION OF Deloitte &        / /   / /      / /       manner directed herein by the undersigned stockholder.
    Touche LLP as auditors of                               If no direction is made, this Proxy will be voted FOR
    the Company.                                            Proposals 1 and 2.

                                                            Please sign exactly as name appears below.  When shares are held by joint tenants, both should sign.  When signing as
                                                            attorney, as executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.
                                                            If a partnership please sign in partnership name by authorized person.


                                                                                          Dated: _______________, 1995

                                                            __________________________________________________________
                                                            Signature

                                                            __________________________________________________________
                                                            Signature if held jointly


